Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 5, 2014, relating to the consolidated financial statements and financial statement schedules of Allstate Life Insurance Company and subsidiaries, appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which are incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 7, 2014